EXHIBIT 10.6


This agreement is entered into between Medivisor, Inc, (the company) and Cura Pharmaceutical Inc. Medivisor will provide It's expertise in the development of a fully interactive website and marketing to the healthcare arena to promote lead generation through its "e-Challenge" (eC) program. THE SPECIFICS OF THE implementation of this program are as follows.

1) Medivisor will create key Meta tags during the development of the website for Search Engine Optimization, start optimization as soon as website Is developed and Direct Physician traffic to the site.

2)   Medivisor  will start  marketing  Cura  Pharmaceutical  products the end of
     March till the end of 2006. Leads are to be provided to Cura Pharmaceutical, as per the request of the Physician. For the purpose of definition, a "lead" will be the name and telephone number of a contact that has personally requested further Information about Cura Pharmaceutical Inc.

3) Medivisor will email the "e-Challenge" to its database of Physicians, Nurses, and Pharmacists.

4) Medivisor will produce a presentation for Cura Pharmaceutical Inc. This will highlight the services of Cura Pharmaceutical Inc. Medivisor will work closely with Cura Pharmaceutical Inc. in the production of this presentation.

5) Cura Pharmaceutical Inc. will be responsible for assisting Medivisor with any materials as related to their particular business. Cura Pharmaceutical Inc. will have final approval of all presentations prior to emailing. Cura Pharmaceutical Inc. agrees to cooperate in assisting the company to an expeditious manner and identify one "lead' person who will interact with Medivisor staff in this profit.

6) Leads from the eC will be stored in a Cura Pharmaceutical Inc, specific database, which will be maintained by the company. The database will be maintained for a period of one year.

7) Medivisor shall have the exclusive marketing rights to Cura's Innovative products for mucositis (Mucotrol), renal dialysis nutritional supplement formula (Albumax), and stroke nutritional supplement formula. Furthermore, Cura and Medivisor shall negotiate in good faith for any new innovative products which Cura intends to market in the USA territory, and shall be included in this agreement.

8) Term: This Agreement shall be for an initial term commencing as of the Effective Date of this Agreement and terminate on 12/31/2006. This Agreement shall be extended automatically for two additional terms of one
     (1) year each (each a "Renewal Term"), unless either Party gives written notice of its intent not to renew this Agreement, such notice to be given not later than thirty (30) days prior to the expiration date of the initial Term or the first Renewal Term, in which event this Agreement shall expire at the end of the then-current Initial Term or Renewal Term.

     In the event of non-renewal of this contract by either party, then all proprietary information regarding Cura products in Medivisor possession and Cura Pharmaceutical Co., Inc. website shall be immediately transferred and be Cura's property solely.

9) Fees: Cura Pharmaceutical Inc. shall pay $25,000.00 to Medivisor during the initial term of the agreement payable as follows:

     a) $5,000 upon signing of this agreement for the development of the company website.
     b) $1,000 per month, for the first 3 months, payable at the end of each month for Search Engine Optimization of the website. (Due March 31, April 30, May 31).
     c) $17,000 payable on 12/29/2006 for the Marketing fees of 3 Cura Pharmaceutical Inc. drugs, redeemable against commissions.

10) Commission: Medivisor shall receive the greater of 9 (C) or a commission of 8% to 15% of gross profits on the above-mentioned Cura Pharmaceutical Inc. innovative products currently being marketed by Medivisor, Cura Pharmaceutical Inc. shall on a monthly basis provide a detailed-list of net sales that have occurred during the prior month. Medivisor has the right to audit Cura's records for Mucotrol sales once every quarter.

     In regards to Mucotrol, the commission shall be 10% of gross profits. In relation to the renal dialysis nutritional supplement formula (Albumax), and stroke nutritional supplement formula, the parties shall negotiate in good faith a mutually agreeable percentage at a later date.

11) Governing Law: This Agreement shall be construed in accordance with and governed in all respects by the laws of the State of New York. Any and all disputes and controversies of every kind and nature between the parties hereto arising out of or relating to this Agreement relating to the existence, construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation, breach, continuance or termination thereof shall be subject to an arbitration mutually agreeable to the parties or, in the absence of such mutual agreement, then subject to arbitration in accordance with the rules of the American Arbitration Association. It is the intent of the parties hereto and the purpose of this provision to make the submission to arbitration of any dispute or controversy arising there under an express condition precedent to any legal or equitable action or proceeding of any nature whatsoever.


Agreed to and accepted by:



/s/ FABIO LANZIERI                                             February 28, 2006
________________________                                       _________________
Fabio Lanzieri                                                 Date
President
Cura Pharmaceutical Inc.



/s/ DINO LUZZI                                                 February 28, 2006
________________________                                       _________________
Dino Luzzi                                                     Date
President
Medivisor, Inc.